Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

ELECTION OF DAVID PEUSE AS CHIEF FINANCIAL OFFICER

Eau Claire, Wisconsin (November 21, 2025) – During an interim meeting, The Board of Directors of National Presto Industries, Inc. elected David Peuse to the position of Chief Financial Officer (CFO). Mr. Peuse joined the Company in 1996 as its Internal Auditor and has been successively its Business Systems Analyst, Costing Manager, Manager of General Accounting, Controller, and since 2019, Treasurer.

Ms. Cohen, Chair of the Board, stated, “One of the things that makes Presto unique is its long history of promoting from within. With his knowledge, expertise, and experience with the Company, Mr. Peuse is the ideal person for the CFO role.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers smoke and carbon monoxide alarms as well as commercial water and fluorine-free foam fire extinguishers.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.